UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

EMPERY DIGITAL INC.
(Name of Registrant as Specified In Its Charter)

ATG CAPITAL OPPORTUNITIES FUND LP ATG CAPITAL MANAGEMENT LP ATG CAPITAL MANAGEMENT GP LLC GABRIEL D. GLIKSBERG JAMES C. ELBAOR MEREDITH S. KIRSHENBAUM AARON T. MORRIS
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ATG Capital Opportunities Fund LP, together with the other participants named herein (collectively, “ATG Capital”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2026 annual meeting of stockholders of Empery Digital Inc., a Delaware corporation (the “Company”).

Item 1: On October 10, 2026, Law360 updated an article it had issued, to include a quote from Lori Marks-Esterman, as counsel to ATG Capital:

Del. Justices Back ATG In Empery Proxy Fight

Law360 (October 9, 2026, 2:19 PM EDT) -- The Delaware Supreme Court has upheld a Chancery Court ruling requiring digital asset company Empery Digital Inc. to allow activist investor ATG Capital Opportunities Fund LP's nine board nominees to stand for election, rejecting the company's challenge less than a week before its annual meeting Oct. 14.

In an order issued Thursday, an en banc panel affirmed Vice Chancellor Lori W. Will's interpretation of Empery's advance notice bylaws and agreed that she acted within her discretion by refusing to consider legal theories the company's directors raised late in the expedited litigation. The ruling came one day after the justices heard arguments over whether ATG failed to disclose an alleged voting arrangement with another Empery stockholder, Tice Brown.

"We affirm the Court of Chancery's interpretation of the meaning of 'participant' under Instruction 3(a)(v) to Item 4 of Schedule 14A, as incorporated into Empery Digital Inc.'s bylaws," Justice Abigail M. LeGrow said for the justices.

ATG sued Empery and its directors in April after the company rejected ATG's February notice nominating nine candidates to the board. ATG, Empery's largest disclosed stockholder with a roughly 14.9% stake, accused the directors of trying to entrench themselves during a proxy fight, including by adopting a stockholder rights plan with a 12.5% ownership trigger.

Following an expedited trial, Vice Chancellor Will ruled Aug. 28 that ATG's nomination notice complied with Empery's bylaws and ordered the nominees to be allowed onto the ballot. The Chancery Court found that the bylaws did not require ATG to disclose Brown as a "participant" in its proxy solicitation or provide the additional disclosure Empery demanded concerning ATG's short position in bitcoin exchange-traded funds.

Empery's directors sought an immediate appeal. Vice Chancellor Will refused to certify one in September, finding that her decision applied established contract principles, but the Delaware Supreme Court later accepted the interlocutory appeal and expedited it ahead of the Oct. 14 election.

The Supreme Court's short order Thursday left the Chancery Court's interpretation intact and also backed its handling of theories Empery raised later in the litigation.

The justices said Vice Chancellor Will did not abuse her discretion by finding that the directors waived an argument that ATG had to disclose an "agreement, arrangement or understanding" with Brown even if Brown did not qualify as a participant under the proxy rules incorporated into Empery's bylaws.

The court likewise upheld the finding that the directors waited too long to argue that federal Rule 14a-9 independently required ATG to disclose its bitcoin hedge. Both theories were advanced only "late in the expedited proceedings," the Supreme Court said.

At this week's oral arguments, counsel for the Empery directors said ATG had concealed an arrangement with Brown to acquire shares, vote together and ultimately liquidate Empery's cryptocurrency assets. ATG countered by saying Empery was trying to impose disclosure requirements its bylaws did not contain.

Empery, once an electric off-road vehicle maker called Volcon, shifted in 2025 to a bitcoin-focused strategy backed by a $500 million private investment. The company has since begun pivoting toward data center development, including a planned $230 million investment in a Midwest industrial site.

"While we strongly believed in the merits of our argument and are obviously disappointed by the decision, the Empery board's intervention and the evidence it uncovered throughout the litigation exposed deeply troubling and in fact sanctionable conduct on the part of ATG, all the while the Empery Digital board worked to stop a secret plan to liquidate a public company," John P. DiTomo of Morris Nichols Arsht & Tunnell LLP, representing the Empery directors, said in an email to Law360 on Friday.

Andrew Gladstein of Freshfields LLP, also representing the Empery directors, told Law360 on Friday that the conduct concealed by ATG goes to the heart of what Congress and the SEC require to be disclosed.

"We respect and are obviously disappointed by the court's decision," he said. "At the end of the day, the board's decisive actions forced ATG to abandon its takeover scheme and preserves a bright future for all shareholders. That is exactly how I'd define strong fiduciaries."

Lori Marks-Esterman of Olshan Frome Wolosky LLP, representing ATG, told Law360 on Friday that she and her client are grateful to the Delaware Supreme Court for its thorough review and for affirming the Chancery's well-reasoned decision.

"This is a vindication of stockholder rights and protects the stockholder franchise," she said. "The decision of who should run Empery Digital has been returned to where it always belonged — which is with Empery Digital's stockholders, who will now have a choice and can make their voices heard at next week's annual meeting."

The Empery directors are represented by Andrew Gladstein, David Livshiz, Alexandra Carlton and Penina Cohen of Freshfields LLP and John P. DiTomo, Jacob M. Perrone and Nicholas R. Gottemoller of Morris Nichols Arsht & Tunnell LLP.

ATG is represented by A. Thompson Bayliss, John M. Seaman, Caitlin C. Bozman and Bryan M. Blaylock of Abrams & Bayliss LLP and Adrienne M. Ward, Lori Marks-Esterman, Daniel M. Stone and Joseph M. Calder Jr. of Olshan Frome Wolosky LLP.

The case is Lane et al. v. ATG Capital Opportunities Fund LP, case number 417,2026, in the Supreme Court of the State of Delaware.

The underlying case is ATG Capital Opportunities Fund LP v. Lane et al., case number 2026-0447, in the Chancery Court of the State of Delaware.

--Additional reporting by Nate Beck. Editing by Stephen Berg.

Update: This article has been updated with additional comment from party counsel.

Item 2: On October 12, 2026, ATG Capital issued the following press release, which includes an open letter to stockholders of the Company:

ATG Capital Issues Open Letter to Empery Stockholders Highlighting the Choice It Ensured Stockholders Will Have at the Annual Meeting

Emphasizes the Board’s Poor Track Record and Entrenching Actions that Have Led to the Current Situation

Underscores that All Three Proxy Advisory Firms Recommend Empery Stockholders Vote on ATG Capital’s GOLD Proxy Card and that Both the Delaware Chancery Court and Delaware Supreme Court Ruled in ATG Capital’s Favor

Urges Stockholders to Make their Voices Heard and Vote “FOR” All Four ATG Capital Nominees on the GOLD Proxy Card

MIAMI, October 12, 2026 — ATG Capital Management LP (“ATG Capital”), together with certain of its affiliates, is the beneficial owner of 4,500,000 shares, or approximately 16%, of Empery Digital Inc. (Nasdaq: EMPD) (“Empery Digital” or the “Company”) and its largest non-affiliated stockholder, today announced that it has issued an open letter to Empery Digital stockholders ahead of the Company’s upcoming Annual Meeting of Stockholders on October 14, 2026 (the “Annual Meeting”).

The full text of the letter is below:

Dear Fellow Stockholders,

On Wednesday, October 14, Empery Digital stockholders will choose their directors. It is worth remembering that if Empery Digital’s board of directors (the “Board”) had its way, this election would be uncontested and you would not have a choice.

Faced with stockholder discontent and a threat to its incumbency, the Board undertook a series of actions to protect itself. It adopted a poison pill. It issued stock into friendly hands. It rejected compliant director nominations submitted by its own stockholders, forcing a stockholder to litigate in order to preserve the stockholder franchise.

Amid all of it, the Board oversaw the spending of more than $20 million of your money attempting to defend those decisions in court. On August 28, the Delaware Court of Chancery confirmed what we long knew to be true: that the directors breached their fiduciary duties to stockholders by rejecting our nomination. That was not enough to humble this Board, which refused to take accountability for its actions, and instead chose to spend more stockholder money appealing that decision. But on October 8, the Delaware Supreme Court affirmed the Chancery’s ruling.

You are getting a choice on October 14 only because a stockholder went to court to win you one. That is not a normal state of affairs, and it should tell you most of what you need to know. Egan-Jones put it plainly: “Shareholders have a choice at this meeting only because ATG litigated for it, and the directors who approved the rejection are standing for election again.”

Now it falls to stockholders to use that choice.

All Three Proxy Advisory Firms Have Recommended Empery Stockholders Vote FOR ATG Nominees

ISS, Glass Lewis and Egan-Jones have each recommended that stockholders vote on ATG Capital’s GOLD proxy card.1 ISS concluded that ATG Capital made a case for change, that the Board’s rejection of our nominations “appears to be an unjustified substitution of the Board’s judgment for that of shareholders,” and that the functioning of this Board has been “less than robust.”

Glass Lewis called our slate “a compelling opportunity to incrementally reshape an underperforming, regressive and disconcertingly disengaged boardroom,” and found that the Board’s narratives about engagement, settlement offers and conflicts of interest “are either insufficiently substantiated or clash heavily with the board’s own moribund track record.” Egan-Jones concluded that “shareholders have little reason to give this Board an unchanged mandate.”

Three independent firms, applying three different methodologies, reached the same conclusion about this Board. So did two Delaware courts.

The Record Is Not Close

Stockholders have witnessed the loss of nearly 70% of their shareholder value since the July 2025 recapitalization at $10.00 per share, when the current Board was constituted.2 The digital asset treasury strategy that was supposed to justify that recapitalization did not work, and the Company then sold the majority of its digital assets at prices meaningfully below where those same assets would trade today. It has now changed strategy a second time, into minority stakes in data centers.

Along the way:

•	The chair of the nominating and governance committee, Ian Read, testified under oath that he was unaware that he held the role. This week the Board is running paid advertisements that tout Mr. Read as chair of the “independent Nominating & Governance Committee” — the very role he testified he did not know he held.[3]
•	The Company’s chair and co-CEO, Ryan Lane, engaged in related-party transactions that were not properly disclosed to the audit committee or board.
•	The Company has reported ineffective internal control over financial reporting every year since its 2020 audit. Its most recent Form 10-K admits the material weaknesses remain unremediated and that the Company has “not performed any testing of [its] internal controls.”[4] That is an audit committee failure, and this Board has had fifteen months and a half-billion-dollar balance sheet to fix it.

1 Permission to quote ISS, Glass Lewis and Egan-Jones was neither sought nor received. ISS report dated September 24, 2026. Glass Lewis report dated October 1, 2026. Egan-Jones report dated October 6, 2026.

2 Based on a closing price of $2.97 on September 14, 2026 per Yahoo Finance.

3 See Empery Digital’s DEF14A filed with the Securities and Exchange Commission (the “SEC”) on October 7, 2026.

4 Empery Digital Annual Report on Form 10-K filed with the SEC on March 27, 2026.

These are not matters of strategy on which reasonable people can differ in their business judgment. These are the basic mechanics of corporate governance for running a public company board – this Board has simply failed stockholders at the task.

And Still No Word on the Data Center Transaction Closing

On June 30, the Company said its $65 million Midwest data center investment was expected to close in the third quarter of 2026.5 It repeated that in its August 7 Form 10-Q. On August 25, it said the transaction was on track to close in the third quarter.6 As recently as September 15 — with this vote only weeks away — the Board reaffirmed that the lease on which the transaction depends was “on track for execution in September 2026.”7

The quarter ended on September 30, and stockholders have heard nothing except the proxy mailer the Board filed on October 8, which still describes the lease as “currently under LOI.”8 The September date simply disappeared, with no explanation.

Egan-Jones drew the obvious conclusion: “Missing its own timeline in the final weeks of a proxy contest, when the Company has every incentive to show progress, gives shareholders little reason to believe the new strategy is being executed well.”

While the timing of a transaction may not be entirely within a board’s control, its communications to its stockholders are. This Board has had no difficulty issuing press release after press release focused on us over the past several weeks. It has found the money and time for paid digital advertising and a dedicated campaign website. And yet, it has not taken the time or found a way to adequately explain to its stockholders what happened to the one commitment it put a date on, attached a $440 million cash flow projection to, and asked you to vote on.

Stockholders should also carefully consider the recent proxy materials this Board has been mailing to you and question whether they tell the whole story. Alongside its instruction to vote its white card, the Board advertises “LAKE STREET CAPITAL MARKETS INITIATED BUY $6”9 — a Wall Street endorsement, seemingly offered as outside validation of its strategy.

What the Board did not tell you in these mailers is what Lake Street itself disclosed on the last page of that very report: that Empery Digital was an investment banking client of Lake Street within the past twelve months, that Lake Street received investment banking compensation from Empery during that period, and that Lake Street expects to receive investment banking compensation from Empery within the next three months.10 Nor did the Board mention in these mailers what its own June 30 press release disclosed: Lake Street Capital Markets “acted as Financial Advisor to the Acquiring Entity”11 — the Hunt-managed vehicle buying the Midwest data center that the Board is asking you to fund with $65 million, and on which the $6 target depends.

5 Empery Digital press release dated June 30, 2026.

6 See Empery Digital press release dated August 25, 2026.

7 See Empery Digital’s DEF14A filed with the SEC on September 15, 2026.

8 See Empery Digital’s DEF14A filed with the SEC on October 8, 2026.

9 Id.

10 Lake Street Capital Markets, Empery Digital, Inc. Report, Institutional Equity Research, dated September 29, 2026.

11 Empery Digital press release dated June 30, 2026.

Lake Street disclosed its relationship with this Company in its report. This Board, when soliciting your vote, did not. On its own, it is a small thing, but read against the backdrop of this Board’s history, it is yet another instance of the Board presenting you with a misleading version of reality — the version the Board wants you to believe.

The Choice on October 14

The courts have restored your right to choose, and here is what the choice looks like:

If you want to reward a chair and co-CEO whose related-party dealings went undisclosed and who oversaw the redemption of the Company’s poison pill conveniently before his own hedge fund acquired more shares, vote for the incumbents.

If you want another term for a nominating and governance committee chair whose own deposition shows he did not know he was the chair, vote for the incumbents.

If you want directors who answer stockholder discontent with a poison pill, a dilutive issuance to hand-selected holders, and the rejection of your right to nominate, vote for the incumbents.

If you want the Board that presided over a nearly 70% stock price decline and two strategy changes in fifteen months, vote for the incumbents.

If you want to reward directors who were willing to weaponize the full machinery of the corporation in an attempt to avoid a contested election — and still failed at that too — vote for the incumbents.

But if you want oversight and new independent voices in the boardroom — four directors whose job is to ask the tough questions this Board has not asked — vote the GOLD proxy card for our nominees: James C. Elbaor, Gabriel D. Gliksberg, Meredith S. Kirshenbaum and Aaron T. Morris.

Four seats out of nine. This is not a change of control; it is a check on one. Five incumbents would remain. Mr. Elbaor brings investment, finance and public-board experience; Mr. Gliksberg, investment and board leadership; Ms. Kirshenbaum, legal and governance expertise; and Mr. Morris, stockholder-rights and board experience. Their job will be to scrutinize capital allocation, related-party dealings and disclosure — and to insist on answers.

How to Vote

Vote the GOLD proxy card today — by internet, telephone or mail — FOR James C. Elbaor, Gabriel D. Gliksberg, Meredith S. Kirshenbaum and Aaron T. Morris. The GOLD card also lists all of the Company’s nominees, so there is no need to use any other card. Do not vote FOR more than nine nominees in total, or your votes on the election of directors will not be counted.

If you have already voted the Company’s white card, you can still support change: a later-dated GOLD proxy card automatically revokes your earlier vote. If you vote on the white card instead, vote FOR Elbaor, Gliksberg, Kirshenbaum and Morris and WITHHOLD on Ryan Lane, Rohan Chauhan, Ian Read and Orn Olason. If you have already voted a GOLD card, please do not return a white card — even one marked “withhold” — because only your latest-dated proxy counts.

We also recommend voting AGAINST Proposal 2, approval of the 2025 Stock Plan, as ISS and Egan-Jones do, and FOR Proposal 3, ratification of the auditor.

Questions about how to vote? Contact Saratoga Proxy Consulting LLC at (212) 257-1311 or (888) 368-0379, or info@saratogaproxy.com.

Thank you for your continued support for a better, stronger Empery Digital.

Sincerely,

ATG Capital Opportunities LP

About ATG Capital Management LP

ATG Capital Management LP is a privately held investment firm that manages investment vehicles for select accredited investors. ATG Capital invests primarily in public equity markets, utilizing alternative strategies including direct and constructive engagement, in pursuit of providing superior investment returns.

Media & Investor Contact

Saratoga Proxy Consulting LLC

John Ferguson, (212) 257-1311

jferguson@saratogaproxy.com